FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS THIRD QUARTER 2009 RESULTS

CRANBURY, New Jersey – (November 2, 2009) – Innophos Holdings, Inc. (NASDAQ:  “IPHS”), a leading specialty phosphates producer in North America, today announced its financial results for the third quarter 2009.

Third Quarter Results

•         Net sales for the third quarter 2009 were $161.9 million, a decrease of $129.9 million, or 44.5%, as compared to $291.8 million for the same period in 2008.  Selling price decreases, primarily in Mexico, had a negative effect on revenue of $72.0 million, with volume and mix effects being a negative $57.9 million.  On a sequential basis, net sales declined by $4.8 million or 2.9% versus second quarter 2009, with higher volumes, particularly in specialty salts and specialty acids, offset by an 8.9% price decline.

•         Operating income for the third quarter 2009 was $28.5 million, a decrease of $84.4 million, or 74.8%, versus $112.9 million for the comparable period in 2008.  The decrease in operating income was primarily due to the noted selling price and volume declines offset partly by raw material savings.

•         Net income for the third quarter 2009 was $15.1 million, a decrease of $64.6 million compared to $79.7 million for the same period in 2008.

•         Diluted earnings per share for the third quarter 2009 were $0.69 compared to $3.62 for the third quarter 2008 and $0.81 for the second quarter 2009.

•         Cash generation continued to be strong and as of September 30, 2009 Innophos had $124.3 million of cash and cash equivalents.  Net debt at the end of the third quarter 2009 was $121.7 million, a decrease of $30.6 million from $152.3 million at June 30, 2009.  Capital expenditures for the third quarter 2009 were $5.1 million compared to $4.0 million for the third quarter 2008.

Randy Gress, CEO of Innophos, commented on the results, “Although comparisons to the historic, record-setting third quarter 2008 are not favorable, third quarter 2009 results were encouraging when viewed sequentially.  Revenues in the U.S. and Canada held at second quarter levels with specialty salts and specialty acids up 3.7%.  This represented good progress in delivering our commercial targets and demonstrated the ongoing strength of this business.  Mexico continued to face a more challenging operating environment, but ongoing success in cost reduction initiatives together with higher sales of specialty salts and specialty acids improved profitability versus the second quarter.”

Segment Results 3Q 2009 Versus 3Q 2008

United States

•         Year on year quarterly net sales decreased 18.5% on lower volume and mix.  Selling prices were flat versus the year ago quarter.

•         Operating income at $24.6 million was $20.8 million below the $45.4 million in the third quarter 2008.  The decline was primarily a result of lower volumes.  Operating expenses were also higher due to spending associated with the Company-wide Enterprise Resources Planning (ERP) project.

Mexico

•         Net sales decreased 74.2% versus the third quarter 2008 due to both lower selling prices and lower volumes across all product lines.

•         Impacts on operating income from the revenue decline and legal expenses associated with the OCP arbitration were mitigated in part by successful cost reduction initiatives delivering operating income of $2.0 million in the quarter compared to $62.4 million in the third quarter 2008 and a loss of $1.7 million in the second quarter 2009.

Canada

•         Net sales decreased 29.7% versus the same quarter in 2008 due to lower selling prices in Purified Phosphoric Acid and STPP & Other Products along with lower volume and mix effects on revenue across all product lines.

•         Operating income decreased by $3.2 million from $5.1 million in 2008 to $1.9 million in 2009 due to the noted lower sales effects along with higher raw material costs.

Recent Trends and Outlook

On a sequential basis, third quarter 2009 volumes excluding GTSP fertilizer sales increased by 2.8%.  The U.S. and Canada business delivered a 6.6% increase, and Mexico declined by 4.6%.  Selling prices declined 8.9% sequentially, a slowing rate of decline compared to earlier quarters. In the third quarter 2009 approximately $1 to $2 million of the expected $5 to $7 million raw material cost structure increase was incurred on a constant volume and mix basis, with the remainder expected to be incurred in the fourth quarter.  Mexico’s restructured fixed costs were in line with expectations.

Although it is often difficult to predict due to holidays and customers’ year end inventory planning, management currently expects fourth quarter volumes, excluding GTSP fertilizer sales, to be similar to the third quarter 2009.  Selling prices are expected to decline at a rate significantly lower than that experienced in the third quarter.  As noted above, the Company expects its fourth quarter 2009 raw material cost structure to increase $4 to $5 million primarily as a result of the anticipated phosphoric acid sourcing mix.  Capital expenditures for 2009 are now expected to finish in the $18 to $20 million range; lower than previously indicated, partly due to timing differences on project spending and partly a result of reprioritizing projects consistent with present business needs.  Spending will continue on the food grade quality conversion of Mexico’s phosphoric acid that is still targeted for first quarter 2010 completion.

Looking beyond the fourth quarter, demand and pricing outlooks are still uncertain.  However, if the economic outlook continues to improve, the Company should see some volume recovery.  Selling prices will remain under pressure, though at expected reduced rates of decline.

As previously disclosed, the phosphate rock supply agreement between OCP and Innophos’ Mexican subsidiary, Innophos Mexicana, will terminate after September 9, 2010.  Innophos is continuing its efforts to develop long term supply arrangements for its Mexican operations from multiple sources and is in advanced discussions with several potential suppliers.  Innophos is also continuing its evaluation of the Company’s newly acquired Mexican phosphate rock mining concessions as a long term supply source.  Management believes that an orderly transition from OCP as a single source supplier of rock is in the best strategic interests of the Company.  However, during the remainder of the current contract, and while uncertainty remains as to the competitiveness of Innophos’ contract rock pricing, conditions will continue to be difficult for the Mexican operation. Through an ongoing focus on operational efficiency, the business is targeting a minimum goal of remaining profitable until the sourcing situation improves.

As previously disclosed, Innophos Mexicana and OCP are arbitrating differences concerning 2008 and 2009 rock pricing under the supply agreement and counterclaims by OCP filed in July 2009 that Mexicana breached that agreement.  Management believes such claims are without merit.

Recently, OCP requested that the arbitral tribunal in Paris order Innophos Mexicana to furnish interim security in the amount of $68.4 million pending the arbitration, which will conclude after further hearings in July 2010.  Management believes the OCP request meets none of the applicable standards for this type of relief and is totally unwarranted by the facts and circumstances of the arbitration case.  Accordingly, Innophos Mexicana will vigorously oppose the request.  The tribunal has yet to establish a schedule for briefing, and possibly hearings, on the issue.

Management believes the likelihood of the arbitral tribunal approving security for the OCP counterclaims in the nature and magnitude of OCP’s request is remote.

OCP’s request for security has in no way altered management’s evaluation of the arbitration case or the counterclaims, or altered its determination that no accruals are warranted.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.                                               Breakstone Group

Investor Relations: (609) 366-1299                            Maura Gedid

investor.relations@innophos.com                             646-452-2335

Conference Call Details

The conference call is scheduled for Tuesday, November 3, 2009 at 10:00 am ET and can be accessed by dialing 888-713-4215 (U.S.) or 617-213-4867 (international) and entering passcode 78420864.  Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call.  A replay will be available between 12:00 pm ET on November 3 and 1:00 pm ET on November 17, 2009.  The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 62811230.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Third Quarter

Segment Reporting – Third Quarter

The company reports its operations in three segments—United States, Mexico and Canada, each of which sells the entire portfolio of products.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

Price / Volume – Third Quarter

The Company calculates pure selling price dollar variances as the selling price for the current period minus the selling price for the prior period, and then multiplies the resulting selling price difference by the prior period volume.  The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change.  Volume/mix variance is calculated as the total sales variance minus the selling price variance.

The following table illustrates for the three months ended September 30, 2009 the percentage changes in net sales by reportable segment compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

The following table illustrates for the three months ended September 30, 2009 the percentage changes in net sales by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

Summary Cash Flow Statement

Summary Balance Sheets

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP.  The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total debt less cash and cash equivalents.